UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 8, 2010 (February 3, 2010)

CHINA VALVES TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34542	86-0891931
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

     No. 93 West Xinsong Road
Kaifeng City, Henan Province 475002
People’s Republic of China

(Address of Principal Executive Offices)

(+86) 378-2925211
Registrant’s Telephone Number, Including Area Code:
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 3, 2010, China Fluid Equipment Holdings Limited (“China Fluid”), a wholly-owned subsidiary of China Valves Technology, Inc. (the “Company”), entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Able Delight Investment Limited to purchase all of the assets of Able Delight (Changsha) Valve Co., Ltd. (“Able Delight”) for a cash price of approximately $15 million.

Able Delight, located in Changsha, China, is a leading producer of butterfly valves, check valves and ball valves for hydropower plants, thermal power plants, nuclear power plants and water and sewage treatment applications.

The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the English Translation of the Asset Purchase Agreement filed as Exhibit 10.1 hereto and incorporated herein by reference.

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On February 3, 2010, pursuant to the terms set forth in the Asset Purchase Agreement, the Company formally completed the acquisition of all of the assets of Able Delight for approximately $15 million in cash. The Company issued a press release on February 8, 2010 announcing the completion of acquisition. A copy of the press release is furnished as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit	Description

10.1	English Translation of Asset Purchase Agreement, dated February 3, 2010, by and between China Fluid Equipment Limited and Able Delight Investment Limited.

99.1	Press release, dated February 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Valves Technology, Inc.

Date: February 8, 2010

/s/ Siping Fang
Siping Fang
Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

10.1	English Translation of Asset Purchase Agreement, dated February 3, 2010, by and between China Fluid Equipment Limited and Able Delight Investment Limited.

99.1	Press release, dated February 8, 2010